VOXX
Moderator: Glenn Wiener
05-15-14/10:00 a.m. ET
Confirmation # 36981218

VOXX

Moderator:    Glenn Wiener
May 15, 2014
10:00 a.m. ET

Operator:
Welcome to the VOXX International year-end conference call.At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and then instructions will follow at that time. If anyone should require operator assistance during the conference please press star then zero on your touchtone telephone. As a reminder today’s call is being recorded. Thank you.As a reminder, this conference is being recorded. I would like to hand the conference over to Glenn Wiener. Sir, please go ahead.

Glenn Wiener:
Thank you, (Karen). Good morning, everyone. Welcome to VOXX International's fiscal 2014 year-end results conference call. Today's call is being Webcast from our Web site, www.VOXXintl.com. That's www.VOXXintl.com. It can be accessed in the Investor Relations section of our Web site. We also have a replay available for those who are unable to join us. We filed our Form 10-K this morning. Our apologies for the delay; we literally had a last-minute hiccup, an administrative issue getting foreign paperwork through. Everything is now in order. You can find the 10-K on our Web site in the SEC Filing section.Before turning the call over, I would like to remind everyone that except for historical information contained herein, statements made on today's call and Webcast that would constitute forward-looking statements are based on currently available information. The Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2014.Additionally, management will be on site at the B Riley investor conference in Santa Monica next week presenting on May 20. The following week, we'll be at the Cowen conference in

New York City on May 29. We also have plan to be at the Jefferies conference in June, following at the Needham conference thereafter. At this time, I would like to turn the call over to our President and CEO, Pat Lavelle. Pat?

Pat Lavelle:
Thank you, Glenn. Good morning, everyone. Before I cover our fiscal year performance and outlook for fiscal 2015, I would like to address our fourth quarter first as it obviously came in lower than we had anticipated. As you know, we had very strong third quarter with heavy load-ins in preparation for a strong holiday season at retail. Unfortunately, that strong holiday season did not really materialize. When I spoke with you in January, I had to lower our top-line estimates for the fiscal year based on a slower December.You need look no further than the business press to see retailer after retailer reporting disappointing sales and earnings in virtually every category. In fact, industry-wide sales reports have indicated this past winter posted the lowest retail sales since 2009. We suffered as well, as the slow retail environment impacted every one of our retail segments: our consumer accessories, premium audio, and automotive sales. This was the sole reason for our top-line miss.Additionally, I would like to address the impairment charge we took in the quarter. Based on the top-line miss in the fourth quarter, indications of near-term shortfalls and longer term forecasts, we have determined that it is proper for us to impair certain intangibles which are carried on our books. Therefore, we have made an accounting adjustment and have taken a $57.6 million non-cash charge for certain intangibles in our automotive, premium audio and consumer accessories segments. This non-cash charge in no way affects our ability to run our business or financing we have arranged. Mike will cover this further in a few minutes.Outside of retail this past quarter, business conditions were and will remain stable. Our OEM business continues to post strong numbers. As I look at our contracts in place, those pending and our prospects moving into fiscal 2015, I believe this segment will continue to post strong results. Overall, taking everything into account and despite the past issues at retail in our fiscal fourth quarter, we maintained our direction that we are positioned for modest growth this year and more so in the coming years. Consumer confidence is on the rise, with March figures posting the highest in years. While one month does not make a trend, industry and financial analysts believe the economy will show improvement and not just in the U.S..Hiring and manufacturing are up. The all-important car sale indicators continue to remain strong. In addition, while our performance was lower than expected, we not only met our cash flow target of $40 million, we also paid down a considerable amount of debt and improved our debt position February-over-February by $65 million and as of May, by $82 million over February of 2013. As far as the fiscal year, we reported net sales of approximately $810 million which were about $15 million to $20 million lower than I forecasted in January. Within our automotive segment sales were down approximately $4 million versus last year.We had indicated throughout the year that satellite radio and fulfillment sales as well as results from our Venezuelan operation would be lower. Total fulfillment sales came in roughly $17 million below the prior year, mostly in satellite radio, as more and more vehicles are coming equipped with satellite radio which impacts the aftermarket sale. The political environment in Venezuela also continues to have a negative impact on that operation. As a result, Venezuela sales were down approximately $8 million versus last year. Offsetting this is growth in both our domestic and international OEM business.We are seeing expansion in our customer base as well as significant new technology development which is part of the reason why our expenses are up. We are investing in R&D. We are investing in the future. Moving forward, we believe the establishment of VOXX Hirschmann will expand product placement opportunities even more. With new technologies coming to market, our growing OEM platform and the longer-term nature of OE contracts, we should see continued growth in this segment for years to come.While Mike will walk through the numbers, I want to point out total automotive sales, excluding Venezuela and fulfillment sales, were up almost 6 percent. Within our premium audio segment, sales were down about 2 percent. Again, retail in the fourth quarter was the primary reason as we were tracking to our internal projections for the first nine months of the year. Sound bars and new music systems are in high demand and getting great reviews. While volume is high on these product, they do represent a product mix shift from sales of traditional 5.1 surround sound speakers.We have been heavily marketing the Klipsch brand. There were a number of key promotions which we believe will help raise brand awareness. Those efforts combined with new sponsorships and endorsements should help drive sales. Our consumer accessories segment saw the biggest decline with sales off just over $18 million. Keep in mind that in addition to the retail weakness during the year, we exited roughly $15 million of lower margin products which was anticipated. While there will always be product obsolescence, we believe that many of the end of life product issues we have faced over the last few years are now behind us.We should post respectable increases as a result with up side based on strong consumer demand, new product development and expanding retail distribution. Factor in the anticipated down turns in sales in Venezuela, fulfillment sales and exited product categories and you'll see that our other businesses were up from the prior fiscal year, even with the negative effect of retail sales in the fourth quarter. The total impact of these three factors alone was approximately $40 million in lost revenue. In addition, we are seeing positive results in our international business posting overall sales gains of 3.2 percent.Now to address fiscal 2015 and what we see in the marketplace, throughout this past year when asked, I have indicated organic growth of around 3 percent for fiscal 2015. Barring any significant deterioration in the economy or any one-time events, I believe this should be attainable with up side if some of the bigger projects and opportunities we're working on deliver in time to affect sales for the year. Some examples of products and categories that I believe will drive growth is, we have a strong OE presence and with our new technology combined with more and more wireless connectivity into vehicles, this will help us expand in this market.Recently, we were awarded two new rear seat entertainment system contracts with OEs that will utilize our 4G eHub technology. In addition, we recently were awarded a EUR36 million extension of our antenna business for Volkswagen and Audi. Currently, we have a number of RFQs that we are pursuing which we believe will lead to additional new business for us in the coming years. Car Connection sales are also expected to grow this year. Building on our earlier momentum with Sears and Pep Boys, we are planning a new major retail launch in June which will favorably impact subsequent quarters. We expect to announce with one or two major insurance carriers in the second quarter.These programs are designed to provide users of Car Connection with substantial discounts on their vehicle insurance premiums. Residential installations of home theaters should grow as home sales rebound. New sound bars and our completely new line of speakers and headphones from Klipsch that launch in June at Best Buy should also fuel sales. Growth in Bluetooth wireless speaker product from Klipsch, Acoustic Research, Magnat, Heco and the 808 brands will help expand the category for us. The introduction of our new emergency preparedness line under the Champ brand is another new category that is showing potential with key retailer response being very good.Our entry into the imagery market with our 360Fly action camera and 360Micro cell phone accessory as well as the new iris authentication products in the biometrics market, both ventures from our newly restructured VOXX electronics subsidiary, should help us expand our distribution and sales more so as we move into next fiscal year. Of course, there will always be some things which have the potential to hold back sales, which is expected for our business. This year, they will likely include a continued decline of fulfillment sales and some exiting of lower margin product but not to the extent that we've seen over the past few years.Also, digital TV tuner sales for select OEM customers will be lower, as those customers transition from the current DVDT tuner to the next-gen DVDT 2 digital tuner. In automotive, we expect sales to be flat with this year. Once again, these numbers take into account the anticipated declines of fulfillment sales, little or no business from Venezuela and the digital tuner transition. The latter piece is really just about timing, as we anticipate the following year comparisons will be favorable. Offsetting this will be growth in our antenna business and continued traction in both rear seat entertainment and security. We have a strong global OEM customer base, solid contracts that will carry us for multiple years and access to technology that I believe separates us from the competition and positions us for growth.In premium audio, we are anticipating a slight decline in fiscal 2015, roughly 1 percent to 3 percent, but while top-line sales might be effective, profitability in this category should increase. During this past fiscal year, we embarked on several programs designed to strengthen the Klipsch brand and it’s commitment to quality. We elected to exit certain retail channels and limit distribution to maintain the integrity of the Klipsch brand as well as it’s gross margins so that our retail partners know we thoroughly support their commitment to our brand.At the same time, we have increased our very visible marketing programs such as the Kings of Leon tour, sponsorship of the Sarah Fisher Hartman Racing team, and the Indianapolis Grand Prix, to name a few. We believe that this year, we will see the first tangible evidence of the impact these increased sponsorships and promotions will have on the brand. In our consumer accessory segment, we expect to see double-digit increases of between 12 percent and 13 percent. There will be continued growth in our new line of charging products, Bluetooth wireless speakers and also from our line of 808 audio products.In addition, Schwaiger and Oehlbach are expected to post increases as the economy in Europe improves. The growth in this category will also be driven by new products. VOXX Electronics will be introduced in action cameras and biometrics. Both slated for summer and fall introductions. Due to the timing of these launches, we expect only a small impact on this fiscal year. However, over the next two to three years these categories should be big drivers that will represent significant growth and diversification for our Company. Additionally - a part of my future optimism stems from several projects we're working on now that are in various levels of development and the reason for the increases in our R&D spend.We continue to expand our activities in the field of asset tracking. Later this year, we will launch a robust solar powered module with a minimum 10-year life without the need for a further power supply. We plan to sell this product into the container and trailer tracking markets, leveraging our existing network provider partnership with AT&T. As I mentioned earlier, Car Connection is growing on every level. We are in discussion with a major international carrier to bring that technology to Europe and here in the United States. We are beginning the rollout of Car Connection into new retail outlets and Car Connection fleet to new fleet management companies.We have submitted our bid with the Mexican government to potentially be a major supplier of product as that country moves from analog to digital. You may recall the significant bump in sales we experienced domestically a few years back when that transition occurred in the U.S. and more recently in Germany. As we move into fiscal 2015, I want to remain cautious when guiding as we've seen strong sell-in at retail for the past three years only to see sell-through suffer for various reasons. Unfortunately, the fragile economy forces us to plan much of the same in our fiscal 2015 numbers.Of course, should the economy continue to improve and we experience positive year-over-year changes at retail during the next holiday season, we could do far better than the 3 percent growth we're guiding to. For fiscal 2015, we see top-line sales in the $825 million to $830 million range, again, with some potential up side that I will revisit when we get to the second half of the year. Gross margins are projected to come in a little above 29 percent for fiscal 2015. We were at 28.4 percent this year. The higher number is based on product mix we're projecting and newer products coming to market.Operating expenses which were held in check in prior years increased in fiscal 2014 as we: implemented a modest 3 percent cost of living salary increase; increased spending to support promotional activities of our premium audio and select consumer accessory brands; and increased our engineering and R&D teams by 10 percent to over 300 engineers to support OEM and various other projects. We will continue this in fiscal 2015. We are investing in our infrastructure and in our R&D teams to stay ahead of the technology curve. While this will lead to an uptick in overhead, it will also lead to stronger top-line performance in future years.Overall, operating expenses should increase about 4 percent to 5 percent. I expect EBITDA to be comparable with fiscal 2014, approximately $54 million to $55 million. Cash flow continues to increase. We should do better next year based on lower capital expenditures. We're paying down debt quicker than we had budgeted.

We exited the year with total bank debt of $88 million, well under the sub-$100 million we had anticipated at the beginning of last fiscal year and the total Company debt of a little over $109 million which represents, again, a $65 million improvement.I would like to address one other topic before my closing remarks. We've recently announced a $3 million strategic investment that equates to an approximate 10 percent holding in EyeSee360. This investment builds on our exclusive distribution agreement for 360-degree action camera and it’s related accessories and demonstrates our commitment to them and to the category. We believe the technology that EyeSee360 has developed far surpasses what's in the market today providing a full 360-degree/240-degree view in HD quality with the largest field of view of any camera in the market. It will allow consumers to capture real-life experiences like never before. As I've said before, our growth strategy is not only to develop products but also to invest in new and exciting technologies and categories.This is one such investment that we believe will not only grow sales but also allow us to share in the positive financial growth of the category. We continue to look at new technologies and companies and will stay on this path to identify the next-generation growth drivers for our industry and our business. To that point, we remain active in the M&A arena. We will be prudent and cautious in any new acquisition. That said, we do believe that over the coming quarters, there is potential for additional M&A activity. Any deals, should they materialize, are expected to be accretive in year one.In summary, we are confident with our composition and potential. Our story has not changed. The fourth quarter was not specific to VOXX but rather the industry as a whole. Our relationships and placement with our OEM partners and our retail customers remain at an all-time high. From a bottom-line perspective, the next two to three years should shape up to be our best yet. With that, I will now turn the call over to Mike. We'll go through the numbers. Then we will open it up for questions. Michael?

Michael Stoehr:
Thanks, Pat. Good morning, everyone. I'm going to focus my remarks on the fiscal year comparisons and provide color around the fourth quarter before moving on to the balance sheet. While sales were lower than anticipated, I will reiterate Pat's comments that the weather conditions in the U.S. this past winter and the impact it had on retail sales during the fourth quarter is really the primary reason for our top-line miss. On the other hand, we continue to generate good cash flow and exited the year with better debt reductions than we planned. We're executing on our strategy and feel good about our prospect over the next few years, especially with some of the newer product lines and product categories.Now for our financials. All comparisons are for the fiscal year ended February 28, 2014 and February 28, 2013. We reported sales of $809.7 million versus $835.6 million, down 3.1 percent. Automotive segment sales were $412.5 million, down 1 percent. Both our domestic and international OEM business continues to grow. Domestic OEM sales were up 2.3 percent. Our international business was up 9.7 percent. Discounting Venezuela, international OEM sales were up 15.4 percent. Our fulfillment business, primarily satellite radio, had the biggest impact on our year-over-year comparisons, as fulfillment sales were down almost $17 million. When taking into account Venezuela and fulfillment sales, our other automotive business was up 5.8 percent.During the fourth quarter, automotive sales declined both on the OEM level and in the aftermarket, as we had to contend with the retail environment and one of our largest OEM customers sold fewer vehicles which impact results. Premium auto sales were $189.2 million, down 2 percent. Our domestic business was down 3.7 percent, though we did see growth from new product such as sound bars, Bluetooth and wireless speakers and new cinema products. International sales were up 1 percent with the first half of the year soft followed by a much stronger second half. For the fourth quarter, sales were impacted again due to a soft retail environment and lower headphone sales.We also moved out of older products to make way for our new higher margin product introductions this year. Consumer accessory sales were $206.3 million, a decline of $18.4 million or 8.2 percent. This is primarily a result of: a $15 million of exited products; the retail environment in the fourth quarter; and lower international sales, part of which was due to the fact that we did not anniversary set-top box sales from the prior year. As Pat noted in his remarks, we're just about done exiting categories that have had a large impact on our year-over-year results.Turning to gross margins, our gross margins were 28.4 percent versus 28.3 percent for the comparable quarters, a 10 basis point increase. We began the year with a target of 28.8 percent. We're tracking to that number for most of the year. During the fourth quarter, margins were a bit lower than anticipated overseas. We moved some products out to make way for our newer offerings domestically. We experienced modest declines in the automotive aftermarket. For the fiscal year comparisons, automotive gross margins increased 130 basis points due to strength overseas and the product mix shift towards more remote start products.Lower Venezuelan sales held margins in check; if the political situation changes for the better, this would have a positive impact for us. Both our premium audio and consumer accessories segment saw gross margin declines of

170 basis points and 100 basis points respectively. Lower international sales, the discounting of certain products, held margins in check. This was offset by better margins in our growth category, namely sound bars, Bluetooth and wireless speakers and fewer sales of lower margin product that we exited throughout the year.We are anticipating margins in excess of 29 percent in fiscal 2015. Before moving to expenses, income and EBITDA, I want to address the impairment charges. During the fiscal 2014 fourth quarter, we conducted our annual assessment of goodwill and intangible assets. As a result of this analysis, an impairment charge of $32.2 million was recorded for goodwill. Also recorded an impairment charge related to our trade names for various brands of $22.8 million. Lastly, we abandoned our Technuity business and restructured the marketing and use of a domain name resulting in an impairment of $2.6 million. These impairments totaled $57.6 million.I will provide an overview of our financials now, both with and without the impairment charges. Operating expenses for fiscal 2014 were $267.6 million versus $195.1 million. Excluding the impairment charges, operating expenses were $210 million, up $14.9 million. This $14.9 million increase is principally due to the restructuring charge of $1.3 million for the ERP upgrade and a $12.1 million increase at Hirschmann. Within this: One, our selling expenses increased by $3.7 million mostly due to higher salary and compensation expenses principally at Hirschmann where we added personnel to support both new and existing programs and due to higher advertising and marketing expenses at Klipsch and in support of new consumer accessory product lines.Two, general and administrative expenses increased by $4.2 million principally due to increased salaries and payroll benefits as we added personnel at Hirschmann. Three, the biggest component of the year-over-year increase was in our engineering and tech support line which increased by $7.2 million. This was related to several new projects at Hirschmann, an increase in our R&D spend and higher labor costs with new personnel. These were for the new projects prior to customer reimbursement for non-engineering costs which will be reimbursed at a later date.Four, these expenses were partially offset by: reduced occupancy costs at the RCA Klipsch level; lower costs in temporary personnel; lower professional fees; lower provisions for bad debts; and customer reimbursements for OEM-related expense. Operating expenses for the fourth quarter excluding the impairment charges were up $5.1 million. Hirschmann's expenses increased $6.8 million. Selling expenses and R&D were up primarily as a result of what I just covered. We added a number of new engineers and are engaged in a number of automotive projects.We also had an increase in our advertising and marketing expenses which were offset by lower G&A expenses due to lower executive salary costs. For fiscal 2014, we reported an operating loss of $37.4 million with the impairment charges. Excluding these non-cash impairment charges, we reported operating income of $20.2 million versus $41.7 million in fiscal 2013. The variance is due to lower sales volume from the prior year and higher operating expenses and recognition of certain reimbursement for certain expenses which was carried in other income. We had planned for the expense side, but the sales shortfall in our fourth quarter was the big driver.I will add, consistent with my remarks last quarter, that we expect to save approximately $4 million next fiscal year as a result of our ERP implementation and facility consolidation as these projects are now complete. We had approximately a $900,000 decline in our interest and bank charges for the bank obligation as we continue to pay down our debt. Equity in the income of equity investees related to our joint venture ASA was $6.1 million versus $4.9 million in the prior year as ASA continues to do better and expand it’s business. Other net was virtually a $14.7 million swing as fiscal 2014 included funds received from a customer of roughly $4.4 million, as well as funds of approximately $5.6 million received in the class action settlement.There was also approximately $900,000 related to recovery of funds from Circuit City that had been previously written off. Other net also includes a net loss in foreign currency of $1.1 million partially offset by a $200,000 gain in the devaluation of the Venezuelan B. These charges were also further offset by an accrual of $1.2 million for the estimated and actual patent settlements with third-parties for fiscal 2014. As for last fiscal year, other net includes net charges in connection with a patent suit of $2.7 million and losses on foreign exchange contracts of $2.7 million incurred in conjunction with the Hirschmann acquisition.These charges are partially offset by income related to a favorable legal settlement at Klipsch of $1 million and rental income of approximately $1.1 million. For the quarter, our interest expense decreased $300,000 due to lower debt levels. Equity income of equity investees increased by approximately $150,000. Other net saw a $6.1 million swing from last year principally as a result of the patent settlement which occurred last year in the fourth quarter. For the quarter, we reported an operating loss of $59.6 million. Excluding the operating charges, we reported an operating loss of $2 million compared to an operating income of $12 million in the comparable fiscal 2013 period.Net income. With the impairment charges, we reported a net loss of $26.6 million or a loss per common diluted share of $1.10. This compares to net income of $22.5 million or income per common diluted share of $0.95 in fiscal 2013. Excluding the impairment charges and related tax effects, we reported net income of $21.7 million and net income per common diluted share of $0.90. Net loss for this fiscal year was favorably impacted by the impairment charges related to goodwill, amortizing and non-amortizing intangible assets and long-lived assets as well as restructuring charges, sales declines attributed to the European market and the economic and political conditions in Venezuela.This is offset by a better performance of our equity investment, ASA, lower acquisition and professional fees, payments received related to contract shortfall and favorable class action settlements, which I have covered previously. For the fourth quarter, we reported a net loss of $49 million. Excluding the impairment charge and related tax effect, the net loss was $700,000 or a loss of $0.03 per diluted share. This compares with net income of $10.3 million and net income per diluted share of $0.43. Moving on to EBITDA, with the impairment charges, we reported an EBITDA loss of $3.1 million. Without the impairment charges, EBITDA was $54.5 million. This compares to EBITDA of $60.4 million in fiscal 2013. Once again, there was a lot of activity for the comparable periods. We reported adjusted EBITDA of $46.5 million as compared to $67.5 million in fiscal 2013.Let me walk you through these adjustments. For fiscal 2014, we adjusted $4.4 million cash received for the contract shortfall payment, $4.4 million cash received for net settlements, $940,000 for Circuit City recovery and approximately $200,000 in relocating our Asia warehouse. This is offset by $1.3 million in restructuring charges related to Klipsch and the ERP upgrade, $641,000 in stock-based compensation and $57.6 million for the non-cash impairment charges for total fiscal 2014 adjustments of $49.6 million. For fiscal 2013, we adjusted $2.7 million related to the loss on foreign exchange contracts due to the Hirschmann acquisition and $1.6 million in acquisition related costs, $1.7 million for net settlements, approximately $800,000 in charges related to the change in our Klipsch warehouse in Asia, $435,000 in stock-based compensations.This equates to a total adjustment in fiscal 2013 of $7.1 million. The effective tax rate for fiscal 2014 was an income tax benefit of 0.2 percent on a pretax loss of operations of $26.7 million. The effective tax, excluding the impairment charges and related tax effect, the effective tax rate in fiscal 2014 was an income tax provision of 29.8 percent on pretax income from operations of $30.9 million as compared to a provision of 36.9 percent on pretax income of $35.7 million from continuing operations in the prior year.Now to our balance sheet. Our cash position as of February 28, 2014, was $10.6 million versus $19.8 million as of February 28, 2013. Our total debt as of February 28, 2014, which is inclusive of mortgages, capital leases and bank debt, stood at $115.3 million compared to $180.8 million as of February 28, 2013. When comparing these periods, the breakdown is as follows:    bank debt worldwide was $91.7 million versus $156.4 million; capital lease obligations was $6.1 million versus $5.8 million; worldwide mortgages were $17.5 million versus $18.6 million; reduced our total debt in one year by $65.8 million. Our worldwide bank debt includes $88.7 million of borrowings under the revolver versus $155.1 million last year. As of today, our bank debt is now $67.2 million with availability of $137.8 million.Our balance sheet continues to improve. Additionally, CapEx for fiscal 2014 was $15.3 million and for fiscal 2015 we anticipate CapEx will be between $12 million and $13 million. However, please note, we are currently reviewing our office and plant infrastructure with a goal to reduce our fixed facility costs in the future. If we pursue changes in the upcoming fiscal year we could, of course, impact our CapEx and cash flow - and cash flow. But again, will result in lower expenses on a go forward basis. Subject to the above, we anticipate cash flow north of $40 million in fiscal 2015. Pat covered our outlook for the year, so at this time, I will turn the call back to Pat and we'll open up the call for questions. Pat?

Pat Lavelle:	OK, Michael. Thank you. At this time, you guys can fire away.

Operator:
Thank you. Ladies and gentlemen, if you would like to ask a question please press star then the number one key on your touchtone telephone. If your question is answered or you wish to remove yourself from the queue you may press the pound key and we will wait just a moment for anyone to queue.The first question from the queue comes from the line of Sean McGowan with Needham & Company.

Sean McGowan:
Good morning, guys. I have a couple of questions. We'll see if we can get through them. In terms of the current business, we're almost finished with the first quarter, can you give us some sense of how the retail climate is going? That's general. But then more specifically if could you comment on your expectations for the timing of revenue in the various segments and expenses as well, because you've made some comments before about some of these new products being back end loaded and some of the investment needed to support the unveiling being front end loaded. So a little color on what we should expect in terms of timing and how current business is. Thank you.

Pat Levelle:
OK. As far as current business, obviously look at the month of March, we had more of the same in March as we had in January and February, with some bad weather that curtailed retail business. However, we are seeing a strengthening in the market. Car sales are starting to pick up so activity is picking up. The month is it not over. We do have some shipments that could be held up due to a flood that was in China, and if we missed the sale this month, obviously it is going to fall into the second quarter.

But really no big surprises as we look at our first quarter numbers. When we look at the growth, where we see the growth coming from this year, we're essential looking at, as I indicated during my speech, that we're expecting to see flat business within the automotive space. We're expecting to see flat to a little down in the premium audio. The growth is going to be coming from the new introduction of product that is slated for September introductions this year.

And those - both of those projects are on time, and we anticipate that they will launch and give us the additional sales that will drive growth for the year. The expenditure of R&D is a little further out. Since we acquired Hirschmann and Invision, half of our business is now manufactured by us. And that business requires a tremendous amount of R&D because it is our own technology that we are making. Some of that new technology is very exciting for us and can mean future business of significant amount but the product has to be worked on, it has to be developed. We do have some contracts that we're working on. Own, we hope to close, but that's where the R&D expenditure, you're going to see that this year. You are going to see it some next year. And you will see some of those sales start to happen next year.

Sean McGowan:
OK. And then in terms of the gross margin improvement that you are looking for, what product segments or product areas would you expect to be driving that, or do you expect to see it across all of them?

Pat Levelle:
I expect to see it primarily within the premium audio space. We have made strong effort over the past six months to limit distribution to maintain profitability within that space for us and our customers, and that's where we will see the improvement.

Sean McGowan:	OK. I didn't hear you talk, Pat, about the digital antenna with the roku connection. What's your outlook for that product?

Pat Levelle:	That product has been delayed although that product is still slated for the end of this year.

Sean McGowan:
OK. And then last, a very general question. Your guidance for 2014, even at the high end, or rather for 20 15, fiscal 2015, the high vend that guidance is lower than what you put up in 2013. So I'm struggling to reconcile that with the problem here in the fourth quarter just being sort of a one-time weather related thing. It seems like it must be something bigger than that.

Pat Levelle:
Well, you know, one of the problems that we have is when we're looking at these numbers. Over the last few years we were impact by various things that impacted the fourth quarter. Whether it be the talks in Washington the year before that that pulled everybody out of the market at Christmas what we're looking at, or whether it was the weather that pulled everybody out this Christmas. What we’re looking at - we’re baking into Christmas like we've had over the last three years. And that's a weak Christmas. And until we see something strengthen to where we can feel more positive about retail sell-through, not our load-in going into Christmas, but retail sell-through, we are going to be very cautious in how we guide.

Sean McGowan:	OK, thank you.

Pat Levelle:	You're welcome.

Operator:	Thank you. Our next question comes from the line of (Rob Stone) from Cowen and Company.

(Rob Stone):
I wanted to follow up on the expense subject as well with respect to Lynn area tee. I think in past quarters you had talked about maybe to do some spending ahead of the launch of the new camera product. Is there somewhere along the way a lump of expenses relative to quarters within your guidance for the full year amount? That's my first question. Thanks.

Pat Levelle:
As far as the expenses for the launch, you are going to see that happen in the first half of the year, then you will see some sales in the second half of the year. So what we're anticipating, our expenses in marketing, expenses in product development, that we will have no revenue against but that will then start to change as the product starts to deliver.

(Rob Stone):
OK. And in Mike's comments, he reminded us about the planned savings from the ERP system, $3 million or $4 million. Pat, I think you said operating expenses overall would be up 3 percent or 4 percent. So net-net will you actually have an increase investment bigger than the 3 percent or 4 percent counting the ERP system. I wanted to make sure I understand the magnitude.

Pat Levelle:
You're absolutely right. The 4 percent to 5 percent increase is net of the save that is we've had last year. And again, this is being driven primarily by two areas, and that is the additional marketing spend that we have for some of our premium audio products, our consumer accessory products, and the biggest expense coming from the increase in engineers that we brought on late in the year last year to work on various different projects so that we can ensure it, number one that we meet launch dates of contracts we've already won, but also work on some of the newer technologies that we believe are going to be very, very exciting for this company in the years ahead.

(Rob Stone):
Given the lead time on that type of OE project with the new engineers and investment you're making there, over what time period do you think you can see a reversal of these trends where you would have some operating leverage and revenues growing faster than expenses? Is that two years out? Three years out?

Pat Levelle:
Some of the projects will start at the end of our fiscal 2015, OK. The bulk of the projects will start to fall into fiscal 2016 where we deliver the new tuners for Daimler Benz that we're working on. As you know, we've won $160 million contract there. Those programs will be in the latter part of next year. The start of production for those product. But then they take us out until 2021, 2022. That's the nature of the OEM business.

(Rob Stone):
OK, great. My final question is on the equity investment in the EyeSee360 business. Can you provide any color on the rest of the ownership? Is that a business that you would be then sharing the potential with others down the road, or possibly bring the whole thing in house?

Pat Levelle:
Well, there's another larger investor in there, partners, and there's VOXX certainly in there. Our thinking behind that is as we work hard to build sales we think we are going to generate a lot of value through our efforts in 360 the company, and we wanted to make sure that we were in a position, number one to benefit by that, but also, as things progress, we may want to take a bigger portion of the company.

(Rob Stone):	Great. Thank you.

Pat Levelle:	You're welcome. Thanks, (Rob).

Operator:	Thank you. Our next question comes from the line of Scott Tilghman from B. Riley.

Scott Tilghman:	Thanks. Good morning.

Pat Levelle:	Hi, Scott.

Scott Tilghman:	Wanted to touch actually on three items. The first, as you look over the next 12 months, you have a number of launches and contracts in play that have been discussed.

I was wondering if maybe you could categorize the group that you would identify as the top tier, the ones that you're most excited about that you think have the most growth potential, not just for this year but also into next year.

Pat Levelle:
Well, that's a two-part question, Scott. What we see this year, as I indicated, is the new product that we're launching later in the year. That’s our (Mirus) product. That's our micro fly product, those are the two categories that we see growth in. As I indicated we are going to have some changeover with tuners, with some of our OE customers. We'll see a dip this year as we jump into the new technology.

We've already won the contracts for the new technology but there's a timing difference. So based on what we're doing and based on the fact that we're focusing on the profitability and by focusing on profitability within our premium audio it will cost us some sales. So that's why we're talking about lower sales to flat sales there. The real growth for this year is going to be coming in our accessory business where these two categories are placed. As we look into next year, and future years, then you will see our automotive business with the contracts that we've already won, will you start to see our business grow as we deliver the Daimler program, as we deliver the new 4G antennas, as we deliver some more of the tracking Smartphone antennas.

And then on top of all this, there are a number of new programs that we are working on that - and I have to be careful here, but they can be hundreds of millions of dollars of new business that we are working on where we are developing the new technology, where we're not just making this because we want to make it. We're making it because we either have a relationship, we've been asked to develop a product. Doesn't necessarily mean we've currently won an award of new business, but we're confident we will. And that's where the bulk of the R&D is right now, where the technology we're working on could be very, very exciting for this company. And that's a big change for this company over the way we were over the last 10 years, where we were primarily spec'ing product and having it made in a third-party manufacturing facility. Here, we are making our own technology, new technology that will be unique to the industry, and that is where we expect to see some significant new business in the years ahead.

Scott Tilghman:	That actually ties in nicely to my second question. I was going to ask about the R&D strategy given that over the last two years the approach has been to build a portfolio of capabilities. It sounds like you're seeing opportunities to build within the environment calls that you have already. I guess the question is, are there others out there that are in some of these new and exciting areas where you do see some tuck-in opportunities? I know you touched on the M&A topic briefly. Or are they really categories where the technology is evolving so quickly it needs to be addressed up-front and you don't really see the opportunity to buy the capabilities and therefore to have add the engineers?

Pat Levelle:
One of the things we see as opportunities is the ability to strengthen each one of the existing categories. In some cases, the strengthening would be by bringing in technology that we don't possess and bringing in an acquisition that brings us new technology and engineers with that discipline. When we bring in and develop new product, it is a big barrier to entry for competition. And there once again we can be unique and we can generate good margin in that business. And the other areas where we look at where opportunities exist may be different brands, outside - this is outside of technology, but different brands and different distribution that would strengthen our other existing segments. So we look at all of them, and we will weigh them on their merits.

Scott Tilghman:
That's helpful. Last thing I just wanted to revisit guidance for a minute. I think we've beat then quite a bit, but going back to the January comments, low single-digit growth on the 125, 830 that was originally expected for fiscal 2014, it sounds like the holiday uncertainty for this year is a lot of what's bringing the top-line outlook down. My question is really on the expense side. Have there been any changes in your expense outlook for this year relative to what you were think ago few years ago, or is most of the pull-back in the EBITDA guidance relative to what we could have expected really a function of the lower sales levels and therefore some de-leveraging?

Pat Levelle:
As far as I'm concerned, and I had indicated in the opening, the miss on our top-line was solely driven by the weakness at retail caused by the weather. And as far as our pens, Mike talked about the $4 million in savings that we will enjoy this year now that the ERP system is up, and some of the restructuring is over, some of the severance is done. Those are real savings. We will continue to look at each one of our operations. We're continuing to look at consolidation of facilities so that we can bring down our fixed overhead, but for the most part, it was driven by the top-line miss.

Scott Tilghman:
Let me ask it a little bit differently. I'm looking at fiscal 2015 rather than at fourth quarter. The R&D spending plan is that any different today than what you were looking at four or five months ago?

Pat Levelle:
It's up as we had won some additional new business this past year, in order to meet the launch dates for that business, we had to bring in some additional new - some additional engineering. That's why you saw the 10 percent increase in our engineering, was primarily within our automotive group.

Scott Tilghman:	Great. Thank you.

Pat Levelle:	You're welcome.

Operator:	Thank you. And again, if you do have a question, please press star one on your touch-tone telephone. Our next question comes from the line of (Q.B Chen from Manrassa Capital).

(Q.B Chen):	Hi. Am I live?

Pat Levelle:	Yes.

(Q.B Chen):
Thanks for the opportunity to ask a question. Appreciate your time hosting the call today. I have a quick question for you guys. So EBITDA reported for this year, if you exclude the impairment charges, as I understand is $54.5 million. Is that right?

Pat Levelle:	Correct.

(Q.B Chen):	I wanted to refer back to the comments on your third quarter call on January. So at that time EBITDA guidance was upgraded from $62 million to $65 million, right?

Pat Levelle:	Correct.

(Q.B Chen):
So basically that was a little bit of a gap between the 65 and the 55 that was actually reported, so maybe a 10 million gap. I understand you mentioned the weather as being the key factor to hit the sales but I want to think a little bit about what I don't really understand, and would appreciate some sort of help in understanding or color, is that the nine months - in the same call, the nine months EBITDA that was reported, I remember is $50.3 million. So the way I look at it right now is that spending on January 9th, we have half the fourth quarter, past, and then we knew that the nine months EBITDA was $50.3 million.

And we thought that the implied thought was that the fourth quarter we are going to generate 15 million of EBITDA to give the guidance of 65, right, and in actual fact from January 9th until February 8th we had only like six or seven weeks, we only generated $5 million of EBITDA, which is the reported $54.5. So instead of the implied EBITDA of $15 million, which was implied by the guidance on January 9th, we only achieved $5 million EBITDA, which is quite a huge miss. I was wondering what happened in the six weeks between January 9th and February 8th that was different between what was guided and what was actually achieved in fiscal 20 14. Thank you.

Pat Levelle:
OK. On my call, yes, I did raise our guidance from 62 to 65, primarily due to some income that we had received from one of our OEM customers. However, when we met on January 9th, we had pretty much our top-line revenue for December. We knew where that came in. We knew that there was a shortfall. And I cautioned everybody and lowered our guidance at that particular point. We did not have financials on January 29th. We were at the CES show. But as we moved through balance of the year, of the quarter, which was the rest of January, and February, two things happened. One is, we knew we had a shortfall in top-line revenue in December, but until the financials were complete, we did not understand some of the impact to our margins, because when you look at our projections year-over-year, our margins were also impacted.

We had - we missed approximately $30 million of top-line revenue that we were projecting, we missed that in the fourth quarter. And when you look at our margins, where we were, where we projected, Lucy that is the sole reason for our miss when we - when we go from $55 million to $65 million.

(Q.B Chen):
I see. Thank you very much for the color. I really appreciate it. It makes a lot of sense. So I just wanted to confirm that it was just a top-line miss that the gap in the EBITDA, just to be sure, we didn't lose a contract …

Pat Levelle:
No, no, in fact our - we did not lose one position at retail, we did not lose any business. It, as I said, was driven by the top-line miss, driven by the softness at retail, and then we had to respond, and that's why there was some margin miss, because we had to start moving product to clear product for our upcoming launches which are happening now.

(Q.B Chen):
Yes. That's fine. I totally appreciate that. I've been a longtime investor. We totally understand the long-terminate of the he have investment, and we do not invest for the quarter. So I just wanted to be sure there was no new competitor coming in, collecting pricing, or losing business or whatever it is.

Pat Levelle:	No.

(Q.B Chen):	So it was just the weather that drove the retail and the top-line miss. That a correct understanding?

Pat Levelle:	That is correct.

(Q.B Chen):	If I have time, can I ask a second question about the 360 Eye investment?

Pat Levelle:	Yes.

(Q.B Chen):
I appreciate the Eye 360 investment. I wanted to understand although more how if this product is successful it can help VOXX the company, because you mentioned that we have a 10 percent position in the 360 Eye company. In the public releases we have been described as exclusive distribution partnership. I just want to understand a little bit more color around how the partnership will work. Will we buy things from 360 Eye the company at somehow wholesale, then make the spread on the retail spread, or how exactly would VOXX benefit from this arrangement?

Pat Levelle:
OK. Obviously I can't divulge the terms of our agreement, but basically we're an exclusive - we have an exclusive arrangement with them. We are not a distributor, we do not bay product from them. We have the product made according to their specification, and according to their licenses. They own a lot of IP in the space. So they've selected us as their distribution partner, but we will have the product manufactured. We will bring the product in, and we will sell the product. Their program works off of the IP and the value that their IP generates. And the better we do, the more valuable their IP becomes, not only in the action camera space, but in every application where you can see the use of a 360 high resolution camera. So that's where we see this good potential for 360 to continue to grow, even beyond the space that we're involved in.

(Q.B Chen):
Absolutely. As I said, I'm really optimistic about the growth potential. I just want to - maybe I'll rephrase the question. I understand a little bit about the financial impact. How would it positively benefit us? Do we make money only as a result of our appreciation in the equity, the 10 percent equity that we invested with them? That's one way we can make money. But as we sell the product on a per-piece basis, do we get also cash as we sell? How should we think about the financial impact of the success of this product on VOXX?

Pat Levelle:
OK, the success of this product will be on us selling it when we make a normal margin. It's our product, we bring it in, we sell it, we make a margin on it. That's going to be how Audiovox, or VOXX International, makes money on it.

(Q.B Chen):	When I say we, VOXX International, VOXX International only keeps 10 percent?

Pat Levelle:
You've got to look at two ways. One is, an investment in the 360 company, and the other is we've developed product using the 360 technology that we can sell to the market, and we will make money doing that.

(Q.B Chen):	I see. I think that makes a lot of sense. I understand it now. Thank you very much for your time.

Pat Levelle:	you're welcome.

Operator:	Thank you. And that concludes - our next question comes from the line of (Rob Aman from RA Capital).

(Rob Aman):
Thank you. Appreciate all the detail on the fiscal 2015 guidance on expenses and all the line items. The EBITDA guidance, is it fair to say the EBITDA guidance and adjusted EBITDA would effectively be the same? You're not contemplating any kind of - as many puts and takes for numbers in fiscal year 2015?

Pat Levelle:
Well what we're looking at, we don't expect to see as many puts and takes. But, you know, what happens during the course of the year sometimes you can't really predict that. But looking at our budgets on a go forward basis, the improvements where we didn't - we're not going to have the puts and takes like we had this year, we are improving sales by approximately $25 million. We are improving margins a little bit. So that's where we're going to generate the profitability.

Michael Stoehr:	This is Mike speaking. We just look for normal EBITDA flow.

(Rob Aman):
OK. So it seems like any of the puts and takes would flow into EBITDA but not affect adjusted EBITDA so I guess what I'm trying to understand, as you stand right now without knowing there's going to be any puts or takes, is it fair to say your adjusted EBITDA guidance is 54 to 55?

Pat Levelle:	It's not - EBITDA and adjusted EBITDA.

Michael Stoehr:	Right now we're starting out with the 55.

(Rob Aman):	OK. So it's the same for both.

Pat Levelle:	Correct.

(Rob Aman):
OK, great. And then the praying expense increases, you have certainly - you have seen a meaningful increase in engineering and technology but you have also had some revenues associated with that are a contra expense that I think 6.9 million is most recent fiscal year. Do you expect a similar sort of contra expense in fiscal year 20 15, or does that potentially grow given the nature of all the development programs that you are working on?

Pat Levelle:
Right now we're looking, based on what we're budgeting, those are the numbers that we're looking at. But this is a fluid situation. The technology we're working on is very interesting to a number of different accounts, and we expect that during the year we may win additional awards. If we win those additional awards, we will need to bring on some additional engineering so that we can meet those launch dates.

(Rob Aman):
OK. But do your total operating expenses contemplate any kind of reimbursed engineering expenses or is that just kind of a base case, if you get some, you are going to see an increase and get paid for that?

Pat Levelle:	There's NRE in many of our programs. And, yes, in fact, we win a new award, most likely there will be NRE that comes with it.

(Rob Aman):	OK. And the existing programs would they support reimbursement similar to the levels we saw this year of 6.9 million, or should we be thinking a number year before closer to 3.5 million?

Pat Levelle:
Probably you are going - way say that you will probably see something along the lines of what we've had - a combination of the two. As we get ready to launch, obviously the NRE will change. But we are on programs with a number of different OEMs where hitting milestones of product development will generate an NRE payment for us, and depending on the schedule, I would say that we're going to be somewhere in between where we were between the last two years.

(Rob Aman):	OK. Great. Thank you.

Pat Levelle:	You're welcome.

Operator:	Thank you. Our next question is a follow-up from the line of (Q.B. Chen).

(Q.B. Chen):
hi, thanks for taking the follow-up question. Just really quick, so I'm also really looking for ward to the 360 eye introduction. I think you mentioned just now you expect the introduction of this new product to be in September. Am I understanding correctly?

Pat Levelle:	Yes.

(Q.B. Chen):
So again I look back to the January call, and at that time, I think that the indications was that this product, including the imaging and the biometric product, we might expect to see sales in the April, May, or June time frame. So there's been a little bit of a delay. I want to understand two things. One, what caused those delays, and two, how sure are we this time around we will see things getting started in September?

Pat Levelle:	Well, in my call in January, we talked about a June delivery, and that June delivery we've been talking about the micro cell phone accessory which we decided that accessory should be launched with the 360 fly all at the same time. And that's one of the reasons why we're pushing it out.

(Q.B. Chen):
But that's no hiccup. I guess I want to understand, just get confirmation, there's no hiccup the development or the production or anything in the supply chain or whatever it is, but everything is just going on smoothly, or is there anything that we should be concerned about with this new product introduction?

Pat Levelle:	Nothing ever goes smoothly, but you shouldn't have anything to concern about.

(Q.B. Chen):	I see. Thank you very much for your time.

Pat Levelle:	You're welcome.

Operator:	Thank you. That concludes our question-and-answer session. I would like to turn the conference back to management for any closing comments.

Pat Levelle:
Well, I want to thank you all for listening in on this morning. If we grow our sales more and any of these big opportunities drop our way, we are going to see a nice impact to our EBITDA and cash flow. So I know there's a lot of talk about our expenditures as far as R&D and everything, but believe me, I do think it is well worth the spend, and we will see the benefit in the years ahead. Thank you for joining us. Have a great afternoon.

Operator:	Thank you. Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may now disconnect. Everyone, have a good day.

END